    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              THE HOME DEPOT, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              5211                             95-3261426
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                             2455 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339
                                 (770) 433-8211
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ARTHUR M. BLANK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             2455 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339
                             PHONE: (770) 433-8211
Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         KELLY R. CAFFARELLI, ESQ.                          JEFFREY M. STEIN
            THE HOME DEPOT, INC.                            KING & SPALDING
           2455 PACES FERRY ROAD                          191 PEACHTREE STREET
           ATLANTA, GEORGIA 30339                        ATLANTA, GEORGIA 30303
           PHONE: (770) 433-8211                         PHONE: (404) 572-4600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable following the effectiveness of this Registration Statement.

    If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
                TITLE OF EACH CLASS                      AMOUNT TO BE      OFFERING PRICE PER       AGGREGATE        REGISTRATION
           OF SECURITIES TO BE REGISTERED                 REGISTERED            UNIT(1)         OFFERING PRICE(1)       FEE(2)
6 1/2% Senior Notes Due September 15, 2004               $500,000,000              100%            $500,000,000      $   139,000

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933.

(2) The registration fee for the securities offered hereby has been calculated under Rule 457(f)(2) of the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                              THE HOME DEPOT, INC.

                               OFFER TO EXCHANGE
                   6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                   6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON       , 1999, UNLESS EXTENDED.

                            ------------------------

    - HOME DEPOT IS OFFERING TO EXCHANGE REGISTERED 6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004 FOR ALL OF ITS ORIGINAL UNREGISTERED 6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004.

    - THE TERMS OF THE NEW NOTES ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THE TERMS OF THE OLD NOTES, EXCEPT THAT THE REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS AND THE TRANSFER RESTRICTIONS APPLICABLE TO THE ORIGINAL NOTES ARE NOT APPLICABLE TO THE NEW NOTES.

    - SUBJECT TO THE SATISFACTION OR WAIVER OF SPECIFIED CONDITIONS, HOME DEPOT WILL EXCHANGE THE NEW NOTES FOR ALL OLD NOTES THAT ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

    - THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER GENERALLY WILL NOT BE A TAXABLE EVENT FOR U.S. FEDERAL INCOME TAX PURPOSES. SEE "U.S. FEDERAL INCOME TAX CONSEQUENCES."

    - HOME DEPOT WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is       , 1999.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
WHERE YOU CAN FIND MORE INFORMATION.........................      1

INCORPORATION OF DOCUMENTS BY REFERENCE.....................      1

PROSPECTUS SUMMARY..........................................      3

HOME DEPOT..................................................      6

USE OF PROCEEDS.............................................      7

CAPITALIZATION..............................................      7

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA..........      8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................      9

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     15

THE EXCHANGE OFFER..........................................     17

DESCRIPTION OF THE NEW NOTES................................     26

U.S. FEDERAL INCOME TAX CONSEQUENCES........................     40

PLAN OF DISTRIBUTION........................................     40

LEGAL MATTERS...............................................     41

EXPERTS.....................................................     41

                      WHERE YOU CAN FIND MORE INFORMATION

    The Home Depot, Inc. ("we," the "Company" or "Home Depot") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http: //www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

    (1) our Annual Report on Form 10-K for the year ended January 31, 1999, filed on April 19, 1999; and

    (2) our Quarterly Report on Form 10-Q for the quarters ended May 2, 1999 filed on June 3, 1999 and August 1, 1999, filed on August 27, 1999.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the termination of the offering:

    - reports filed under Section 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - reports filed under Section 15(d) of the Exchange Act.

    You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              The Home Depot, Inc.
                             2455 Paces Ferry Road
                          Atlanta, Georgia 30339-4024
                         Attention: Investor Relations
                           Telephone: (770) 433-8211

    If you would like to request documents, please do so by             , 1999
in order to receive them before the exchange offer expires on             ,
1999.

    The exchange offer is not being made to, nor will Home Depot accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                               PROSPECTUS SUMMARY

    This brief summary highlights selected information from the prospectus. It may not contain all of the information that is important to you. Home Depot urges you to carefully read and review the entire prospectus and the other documents to which it refers to fully understand the terms of the new notes and the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


General..............................  On September 27, 1999, Home Depot completed a private offering of the old notes, which consist of $500 million
                                       aggregate principal amount of its 6 1/2% Senior Notes Due
                                       September 15, 2004. In connection with the private offering,
                                       Home Depot entered into a registration rights agreement in which it agreed, among other things, to deliver this
                                       prospectus to you and to complete an exchange offer for the old notes.

The exchange offer...................  We are offering to exchange $1,000 principal amount of our registered 6 1/2% Senior Notes Due September 15, 2004, which we refer to as the "new notes," for each $1,000 principal
                                       amount of our unregistered 6 1/2% Senior Notes Due September
                                       15, 2004, which we refer to as the "old notes."

                                       We sometimes will refer to the new notes and the old notes together as the "notes." Currently, $500 million principal amount of old notes are outstanding.

                                       The terms of the new notes are identical in all material
                                       respects to the terms of the old notes, except that the
                                       registration rights and related liquidated damages
                                       provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

                                       Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, Home
                                       Depot will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. Home Depot will cause the exchange to be effected promptly after the expiration of the exchange
                                       offer.

                                       UPON COMPLETION OF THE EXCHANGE OFFER, THERE MAY BE NO
                                       MARKET FOR THE OLD NOTES AND YOU MAY HAVE DIFFICULTY SELLING
                                       THEM.

Expiration date......................  The exchange offer will expire at 5:00 p.m., New York City
                                       time, on,       , 1999 unless we extend it. In that case,
                                       the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer.

Procedures for participating in the
  exchange offer.....................  If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of
                                       transmittal in accordance with the instructions in the
                                       letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of
                                       transmittal together with the old notes you wish to exchange and any other required documentation to The Bank of New
                                       York, which is acting as exchange agent. Its address appears on the letter of transmittal. By signing the letter of
                                       transmittal you will represent to and agree with Home Depot that, you are acquiring the new notes in the ordinary course of your business; you have no arrangement or understanding with anyone to participate in a distribution of the new
                                       notes; and you are not an "affiliate," as defined in Rule
                                       405 under the Securities Act, of Home Depot.

                                       If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading
                                       activities, you will be required to acknowledge in the
                                       letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Resale of new notes..................  We believe that you can resell and transfer your new notes without registering them under the Securities Act and
                                       delivering a prospectus, if you can make the same three
                                       representations that appear above under the heading
                                       "Procedures for participating in the exchange offer." Our
                                       belief is based on interpretations of the SEC for other
                                       exchange offers that the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours.

                                       We cannot guarantee that the SEC would make a similar
                                       decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations
                                       appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability. A broker-dealer can only resell or transfer new notes if it will deliver a prospectus.

Special procedures for beneficial
  owners.............................  If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your
                                       intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery
  procedures.........................  If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, then you must surrender
                                       your old notes according to the guaranteed delivery
                                       procedures appearing below under "The Exchange
                                       Offer--Guaranteed Delivery Procedures."

Acceptance of your old notes and
  delivery of the new
  notes..............................  We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration
                                       date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date
                                       after the expiration date.

Withdrawal rights....................  You may withdraw the surrender of your old notes at any time prior to the expiration date.

U.S. federal income tax
  consequences.......................  You will not have to pay federal income tax as a result of your participation in the exchange offer.

Exchange agent.......................  The Bank of New York is serving as the exchange agent in connection with the exchange offer. The Bank of New York
                                       also serves as trustee under the indenture that governs the notes.

SUMMARY OF THE TERMS OF THE NEW NOTES

    The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.


Aggregate Amount.....................  $500 million principal amount of 6 1/2% Senior Notes Due
                                       September 15, 2004.

Interest Payment Dates...............  September 15 and March 15 of each year, commencing March 15,
                                       2000.

Maturity Date........................  The new notes mature on September 15, 2004.

Optional Redemption..................  Home Depot, at its option, may redeem all or any portion of the notes on not less than 30 nor more than 60 days' prior notice at the redemption price stated in "Description of the
                                       New Notes--Redemption" plus accrued interest to the date of redemption.

Events of Default....................  The indenture describes the circumstances that constitute events of default with respect to the new notes. See
                                       "Description of the New Notes--Events of Default."

Restrictive Covenants................  The indenture imposes limitations on the ability of Home
                                       Depot and its subsidiaries to, among other things, create
                                       liens, enter into certain sale and leaseback transactions, and consolidate or merge with or sell all or substantially all of its assets to another person. See "Description of the
                                       New Notes--Certain Covenants."

Use of Proceeds......................  Home Depot will not receive any proceeds from the exchange offer.

                                   HOME DEPOT

    The Home Depot, Inc. is the leading retailer in the home improvement industry and ranks among the ten largest retailers in the United States based on its net sales volume for fiscal 1998. At August 1, 1999, we were operating 846 retail stores, which included 784 Home Depot-Registered Trademark- stores in the United States, 12 EXPO Design Center(SM) stores and one Villager's Hardware test store in the United States and 49 Home Depot stores in international markets (45 stores in Canada, two stores in Chile and two stores in Puerto Rico). In addition, we also offer home improvement products through our two direct marketing subsidiaries, Maintenance Warehouse-Registered Trademark- and National Blinds and Wallpaper, Inc.,(SM) and through our newly acquired lighting subsidiary, Georgia Lighting, Inc. In addition to our leading market presence, we are also the home improvement industry leader in terms of store productivity and operating profit margin. In recognition of our industry leadership position and consistent, strong financial performance, we have been named America's most admired specialty retailer by FORTUNE magazine for the past six consecutive years.

    - We have experienced 13 consecutive years of record sales, with net sales of $30.2 billion in fiscal 1998, which represented a 25.1% increase from fiscal 1997, including comparable store sales growth of 7.0%. Net sales in the first six months of fiscal 1999 were $19.4 billion, which represented a 27.0% increase from the first six months of fiscal 1998, including comparable store sales growth of 11.0% in the second quarter.

    - We have experienced 13 consecutive years of record earnings, with net earnings as a percentage of sales of 5.3% in fiscal 1998, compared to 4.8% for fiscal 1997. Net earnings as a percentage of sales in the first six months of fiscal 1999 were 6.0%, compared to 5.3% for the first six months of fiscal 1998.

    - We have consistently expanded our store base since our formation, with 137 new store openings in fiscal 1998, which represented a 22% increase in total stores from fiscal 1997.

    - We have allocated resources efficiently to increase our return on invested capital and maintain financial flexibility. We believe that our strong capitalization profile is one of our principal competitive advantages.

    Our principal executive offices are located at 2455 Paces Ferry Road, Atlanta, Georgia 30339, and our telephone number is (770) 433-8211.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under our registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization at August 1, 1999 and as adjusted to give effect to the sale of the Notes. This table should be read in conjunction with our consolidated financial statements, including the notes to those consolidated financial statements, and other information set forth in the reports we have filed with the SEC. See "Where You Can Find More Information."

                                                                 AUGUST 1, 1999
                                                               -------------------
                                                                             AS
                                                                ACTUAL    ADJUSTED
                                                               --------   --------
                                                                 (UNAUDITED, IN
                                                                    MILLIONS)
Cash and Cash Equivalents (1)...............................   $   520    $ 1,017
                                                               =======    =======

Long-Term Debt:
 6 1/2% Senior Notes Due 2004...............................        --    $   500
 3 1/4% Convertible Subordinated Notes......................   $ 1,103      1,103
 Capital Lease Obligations..................................       198        198
 Installment Notes Payable..................................        20         20
 Unsecured Bank Loan........................................        14         14
 Variable Rate Industrial Revenue Bonds.....................         3          3
                                                               -------    -------
    Total Long-Term Debt....................................   $ 1,338    $ 1,838
                                                               -------    -------
Stockholders' Equity:
 Common Stock...............................................   $    74    $    74
 Additional Paid-In Capital.................................     3,071      3,071
 Retained Earnings..........................................     6,941      6,941
 Accumulated Other Comprehensive Income.....................       (61)       (61)
 Assets in Trust............................................        (5)        (5)
                                                               -------    -------
    Total Stockholders' Equity..............................   $10,020    $10,020
                                                               -------    -------
    Total Capitalization....................................   $11,358    $11,858
                                                               =======    =======

------------------------

(1) Includes short-term investments of $2 million.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected consolidated financial data under the captions "Income Statement Data" and "Balance Sheet Data" of Home Depot for, and as of the end of, each of the periods indicated in the five-year period ended January 31, 1999, have been derived from the audited consolidated financial statements of Home Depot, which consolidated financial statements have been audited by KPMG LLP. The consolidated financial statements as of January 31, 1999 and February 1, 1998, and for each of the years in the three-year period ended January 31, 1999, and the report thereon, are incorporated by reference elsewhere in this prospectus. The selected consolidated financial data for each of the six month periods ended August 2, 1998 and August 1, 1999, and as of August 2, 1998 and August 1, 1999, have been derived from the unaudited consolidated financial statements of Home Depot, which reflect, in the opinion of management of Home Depot, all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the financial data for those periods. The results for the interim periods are not necessarily indicative of the results for the full year. The information presented below under the caption "Other Data" is unaudited. The selected consolidated financial and operating data should be read in conjunction with the consolidated financial statements of Home Depot, including the notes to those consolidated financial statements, and the audit reports of KPMG LLP.

                                                                                              SIX MONTHS ENDED
                                                    FISCAL YEAR(1)                         -----------------------
                               ---------------------------------------------------------   AUGUST 2,    AUGUST 1,
                                 1994        1995        1996        1997        1998         1998         1999
                               ---------   ---------   ---------   ---------   ---------   ----------   ----------
                                  (AMOUNTS IN MILLIONS, EXCEPT NUMBER OF STORES AND SALES PER SQUARE FOOT DATA)
INCOME STATEMENT DATA
Net Sales....................   $12,477     $15,470     $19,535     $24,156     $30,219     $15,263      $19,383
Gross Profit.................     3,485       4,286       5,434       6,781       8,605       4,232        5,595
Operating Income.............       987       1,180       1,526       1,896       2,661       1,331        1,927
Interest, Net................        (7)         15           9           2          (7)         (6)          (4)
Net Earnings.................       605         732         938       1,160       1,614         804        1,169
OTHER DATA
EBITDA(2)....................   $ 1,117     $ 1,361     $ 1,758     $ 2,179     $ 3,034     $ 1,511      $ 2,148
Ratio of Earnings to Fixed
  Charges(3).................      11.5x       17.7x       18.0x       16.7x       19.6x       20.3x        26.0x
Comparable Store Sales
  Increase...................         8%          3%          7%          7%          7%          7%          10%
Number of Stores at End of
  Period.....................       340         423         512         624         761         679          846
Weighted Average Sales per
  Square Foot................   $   404     $   390     $ 398(4)    $   406     $   410     $   436      $   450
BALANCE SHEET DATA
Total Assets.................   $ 5,778     $ 7,354     $ 9,342     $11,229     $13,465     $12,593      $15,709
Total Long-term Debt.........       983         720       1,247       1,303       1,566       1,317        1,338
Total Stockholders' Equity...     3,442       4,988       5,955       7,098       8,740       7,905       10,020

------------------------

(1) Fiscal years 1994, 1995, 1996, 1997 and 1998 refer to the fiscal years ended January 29, 1995; January 28, 1996; February 2, 1997; February 1, 1998; and January 31, 1999, respectively. Fiscal year 1996 consisted of 53 weeks.

(2) EBITDA is defined as operating income plus depreciation and amortization.

(3) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt expense and the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

     (Income before income taxes and minority interest) + (fixed charges) -
                               (capitalized interest)
                                (fixed charges)

(4) Adjusted to reflect the first 52 weeks of the 53-week fiscal year in 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

    The following section is substantially similar to the Management's Discussion and Analysis of Results of Operations and Financial Condition sections of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which have been filed with the SEC. You should read this section together with the consolidated financial statements included in those reports. To obtain a copy of our most recent Annual Report and our Quarterly Reports, see "Where You Can Find More Information."

RESULTS OF OPERATIONS

SIX MONTHS ENDED AUGUST 1, 1999 COMPARED TO SIX MONTHS ENDED AUGUST 2, 1998

    The data below reflects selected sales data, the percentage relationship between sales and major categories in the Consolidated Statements of Earnings and the percentage change in the dollar amounts of each of the items.

                                                              SIX MONTHS ENDED        PERCENTAGE
                                                            ---------------------      INCREASE
                                                            AUGUST 2,   AUGUST 1,   (DECREASE) IN
                                                              1998        1999      DOLLAR AMOUNTS
                                                            ---------   ---------   --------------
SELECTED CONSOLIDATED STATEMENTS OF EARNINGS DATA
Net Sales.................................................     100.0%      100.0%        27.0%
Gross Profit..............................................      27.7        28.8         32.2
Operating Expenses:
  Selling and Store Operating.............................      17.2        17.0         26.2
  Pre-Opening.............................................       0.2         0.3         45.9
  General and Administrative..............................       1.6         1.6         26.2
    Total Operating Expenses..............................      19.0        18.9         26.4
    Operating Income......................................       8.7         9.9         44.8
Interest Income (Expense):
  Interest and Investment Income..........................       0.1         0.1        (13.3)
  Interest Expense........................................      (0.1)       (0.1)       (19.0)
    Interest, Net.........................................       0.0         0.0        (33.3)
    Earning Before Income Taxes...........................       8.7         9.9         45.1
Income Taxes..............................................       3.4         3.9         44.7
    Net Earnings..........................................       5.3%        6.0%        45.4

SELECTED CONSOLIDATED SALES DATA
Number of Transactions (000's)............................   335,810     400,666         19.3%
Average Sale Per Transaction..............................    $45.08      $48.04          6.6
Weighted Average Weekly Sales Per Operating Store
  (000's).................................................      $894        $929          3.9
Weighted Average Sales Per Square Foot....................      $436        $450          3.2

    Sales for the first six months of fiscal 1999 increased 27.0% to $19.383 billion from $15.263 billion for the comparable period in fiscal 1998. The sales increase for such period was primarily attributable to new stores (846 stores open at the end of the first six months of fiscal 1999 compared with 679 at the end of the first six months of fiscal 1998) and a comparable store-for-store sales increase of 10% for the first six months of fiscal 1999.

    Gross profit as a percent of sales was 28.8% for the first six months of fiscal 1999 compared with 27.7% for the comparable period of fiscal 1998. The gross profit rate increase for such period was primarily attributable to the ongoing benefits of product line reviews which have resulted in lower costs of merchandise and more effective product assortments, cost reductions through direct sourcing of imports, the roll-out of tool rental centers, and better shrink results have contributed to the higher gross margin rate.

    Total operating expenses decreased to 18.9% for the first six months of fiscal 1999 from 19.0% for the comparable period in fiscal 1998. Selling and store operating expenses as a percent of sales decreased to 17.0% for the first six months of fiscal 1999 from 17.2% for the comparable period in 1998. This decrease was due primarily to lower net advertising and leverage achieved from high comparable store sales, offset partially by higher credit card discounts due to a higher penetration of credit card sales and discount rate increases. Net advertising expenses decreased as a percent of sales due to higher co-op support from vendors, increased national advertising and cost leverage achieved from opening new stores in existing markets. Also contributing to the decrease were store payroll salaries and wages, which continue to show productivity improvement in terms of sales generated per labor hour. We also leveraged occupancy and certain operating expenses due to the high comparable store sales. Partially offsetting these decreases were higher costs for store bonus plans due to our strong financial results for the first six months of fiscal 1999. In addition, credit card discounts for the first six months of fiscal 1999 were higher than the comparable period of fiscal 1998 as a percent of sales.

    Pre-opening expenses as a percent of sales were 0.3% for the first six months of fiscal 1999 compared to 0.2% for the first six months of fiscal 1998. During the first six months of fiscal 1999, we opened 86 stores, relocated five stores, and temporarily closed one store compared with 55 new stores opened and one store relocation during the first six months of fiscal 1998. General and administrative expenses as a percent of sales were 1.6% for the first six months of both fiscal 1999 and fiscal 1998.

    Net interest as a percent of sales was 0.0% for the first six months of both fiscal 1999 and fiscal 1998. As a percent of sales, interest and investment income was 0.1% for the first six months of fiscal 1999 and the comparable period of fiscal 1998. Interest expense as a percent of sales was 0.1% for both periods.

    Home Depot's combined federal and state effective income tax rate decreased to 39.2% for the first six months of fiscal 1999 from 39.3% for the comparable period of fiscal 1998. During the fourth quarter of fiscal 1998, an adjustment was made to lower the annual effective tax rate to 39.2%.

    Net earnings as a percent of sales increased to 6.0% for the first six months of fiscal 1999 from 5.3% for the first six months of fiscal 1998. The increases as a percent of sales for fiscal 1999 were primarily attributable to higher gross margin rates and lower selling and store operating expenses as a percent of sales, as described above.

ANNUAL DISCUSSION

    The data below reflect selected sales data, the percentage relationship between sales and major categories in the Consolidated Statements of Earnings and the percentage change in the dollar amounts of each of the items.

                                                                                     PERCENTAGE
                                                                                      INCREASE
                                                                                    (DECREASE) IN
                                                                                   DOLLAR AMOUNTS
                                                        FISCAL YEAR(1)           -------------------
                                                        --------------           1997 VS.   1998 VS.
                                                1996         1997       1998       1996       1997
                                                --------   --------   --------   --------   --------
SELECTED CONSOLIDATED STATEMENTS OF EARNINGS
  DATA
Net Sales.....................................     100.0%     100.0%     100.0%    23.7%       25.1%
Gross Profit..................................      27.8       28.1       28.5     24.8        26.9
Operating Expenses:
  Selling and Store Operating(2)..............      18.0       17.8       17.7     21.9        24.1
  Pre-Opening.................................       0.3        0.3        0.3     19.7        34.1
  General and Administrative..................       1.7        1.7        1.7     27.2        24.9
  Non-Recurring Charge........................        --        0.4         --       NM(3)       NM(3)
    Total Operating Expenses..................      20.0       20.2       19.7     25.0        21.7
    Operating Income..........................       7.8        7.9        8.8     24.3        40.4
Interest Income (Expense):
  Interest and Investment Income..............       0.1        0.2        0.1     73.8       (32.1)
  Interest Expense............................        --       (0.2)      (0.1)   160.8       (11.0)
    Interest, Net.............................       0.1         --         --    (73.7)     (386.2)
    Earnings Before Income Taxes..............       7.9        7.9        8.8     23.7        39.8
Income Taxes..................................       3.1        3.1        3.5     23.7        40.9
    Net Earnings..............................       4.8%       4.8%       5.3%    23.7%       39.1%

SELECTED CONSOLIDATED SALES DATA
Number of Transactions (000's)................   464,089    550,226    665,125     18.6%       20.9%
Average Sale Per Transaction..................    $42.09     $43.63     $45.05      3.7         3.3
Weighted Average Weekly Sales Per Operating
  Store (000's)...............................      $803       $829       $844      3.2         1.8
Weighted Average Sales Per Square Foot........    $398(4)      $406       $410      1.8         1.0

------------------------

(1) Fiscal years 1996, 1997 and 1998 refer to the fiscal years ended February 2, 1997; February 1, 1998; and January 31, 1999, respectively.

(2) Minority interest has been reclassified to selling and store operating expenses.

(3) Not meaningful.

(4) Adjusted to reflect the first 52 weeks of the 53-week fiscal year in 1996.

FISCAL YEAR ENDED JANUARY 31, 1999 COMPARED TO FEBRUARY 1, 1998

    Net sales for fiscal 1998 increased 25.1% to $30.2 billion from $24.2 billion in fiscal 1997. This increase was attributable to, among other things, full year sales from the 112 new stores opened during fiscal 1997, a 7% comparable store-for-store sales increase, and 138 new store openings and 4 store relocations during fiscal 1998. One store opened during fiscal 1998 was subsequently closed during the year and is planned to reopen during fiscal 1999.

    Gross profit as a percent of sales was 28.5% for fiscal 1998 compared to 28.1% for fiscal 1997. The rate increase was primarily attributable to a lower cost of merchandise resulting from product line reviews and other merchandising initiatives begun in fiscal 1996 and continued through fiscal 1997 and

1998. In addition, sales mix changes, better inventory shrink results and benefits from import strategies contributed to the overall gross profit improvement.

    Operating expenses as a percent of sales were 19.7% for fiscal 1998 compared to 20.2% for fiscal 1997. Operating expenses for fiscal 1997 included a $104 million non-recurring charge related to the settlements of a class action gender discrimination lawsuit and three other gender discrimination lawsuits. Excluding the non-recurring charge, operating expenses as a percent of sales were 19.8% for fiscal 1997.

    Selling and store operating expenses as a percent of sales decreased to 17.7% in fiscal 1998 from 17.8% in fiscal 1997. The decrease was primarily attributable to lower net advertising expenses resulting from higher cooperative advertising participation by vendors, increased use of national advertising and leverage achieved from opening stores in existing markets. In addition, improved claims management and focus on safety programs resulted in lower worker's compensation and general liability claims experience as a percent of sales. Also, minority interest decreased from fiscal 1997, mainly due to the purchase of the remaining 25% of The Home Depot Canada partnership from The Molson Companies during the first quarter of fiscal 1998. Partially offsetting these decreases were higher medical costs from increased family enrollment in our medical plans and higher store selling payroll expenses as a percent of sales. The increase in store selling payroll expenses was primarily due to increased sales penetrations in higher margin decor categories, which require more hours and higher average pay rates to support. Overall productivity, in terms of sales per labor hour, increased from fiscal 1997.

    Pre-opening expenses as a percent of sales were 0.3% for both fiscal 1998 and 1997. We opened 138 new stores and relocated 4 stores in fiscal 1998, and opened 112 new stores and relocated 5 stores in fiscal 1997. Pre-opening expenses averaged $618,000 per store in fiscal 1998 compared to $559,000 per store in fiscal 1997. The higher average expense resulted primarily from our initial entry into markets such as Chile, Puerto Rico and Alaska, which involve longer pre-opening periods and higher travel and relocation costs.

    General and administrative expenses as a percent of sales were 1.7% for both fiscal 1998 and 1997. Incremental expenses related to long-term growth and business planning initiatives incurred in fiscal 1998 were offset by efficiencies realized from increased sales.

    Interest and investment income as a percent of sales decreased to 0.1% in fiscal 1998 from 0.2% in fiscal 1997 due to lower investment balances and lower interest rates. Interest expense as a percent of sales was 0.1% in fiscal 1998 compared to 0.2% in fiscal 1997. The decrease from fiscal 1997 was primarily attributable to economies realized from a 25.1% increase in sales, to lower debt levels and higher capitalized interest resulting from a higher percentage of owned stores under construction for fiscal 1998.

    Our combined federal and state effective income tax rate was 39.2% for fiscal 1998 compared to 38.9% for fiscal 1997. The increase was due to a reduction in tax-exempt interest income as investment balances declined during the year and to higher effective state tax rates.

    Net earnings as a percent of sales were 5.3% for fiscal 1998 compared to 4.8% for fiscal 1997, reflecting a higher gross profit rate, lower selling and store operating expenses as a percent of sales and the non-recurring charge recorded in fiscal 1997.

FISCAL YEAR ENDED FEBRUARY 1, 1998 COMPARED TO FEBRUARY 2, 1997

    Fiscal 1997 consisted of 52 weeks compared to 53 weeks in fiscal 1996. Net sales for fiscal 1997 increased 23.7% to $24.2 billion from $19.5 billion in fiscal 1996. The increase was attributable to, among other things, full year sales from the 89 new stores opened during fiscal 1996, a 7% comparable 52-week store-for-store sales increase, and 112 new store openings and 5 store relocations during fiscal

1997. The percentage increase in sales was negatively impacted by one less week of sales in fiscal 1997 versus fiscal 1996.

    Gross profit as a percent of sales was 28.1% for fiscal 1997 compared to 27.8% for fiscal 1996. The rate increase was primarily attributable to a lower cost of merchandise resulting from product line reviews and other merchandising initiatives begun in fiscal 1996 and continued through fiscal 1997. In addition, lower and more stable lumber costs, sales mix changes, and better inventory shrink results contributed to the gross profit improvement.

    Operating expenses as a percent of sales were 20.2% for fiscal 1997 compared to 20.0% for fiscal 1996. Operating expenses for fiscal 1997 included a $104 million non-recurring charge related to the settlements of a class action gender discrimination lawsuit and three other gender discrimination lawsuits. The non-recurring charge included $65 million for the plaintiff class members, $22.5 million for the plaintiffs' attorneys and approximately $17 million for other related internal costs, including implementation or enhancement of certain human resources programs, as well as the settlement terms of the three other lawsuits. Excluding the non-recurring charge, operating expenses as a percent of sales were 19.8% for fiscal 1997.

    Selling and store operating expenses as a percent of sales decreased to 17.8% in fiscal 1997 from 18.0% in fiscal 1996. The decrease was primarily attributable to lower net advertising expenses resulting from higher cooperative advertising participation by vendors and increased use of national advertising, as well as lower medical insurance costs primarily due to a higher percentage of our associates using in-network providers. Partially offsetting these decreases were higher store payroll expenses as a percent of sales, mainly due to increased focus on certain higher margin merchandising categories that require more labor hours to support, such as flooring and other decor areas.

    Pre-opening expenses as a percent of sales were 0.3% for both fiscal 1997 and 1996. We opened 112 new stores and relocated 5 stores in fiscal 1997, and opened 89 new stores and relocated 7 stores in fiscal 1996. Pre-opening expenses averaged $559,000 per store in fiscal 1997 compared to $570,000 per store in fiscal 1996.

    General and administrative expenses as a percent of sales were 1.7% for both fiscal 1997 and 1996. Incremental expenses related to long-term growth and business planning initiatives incurred in fiscal 1997 were partially offset by efficiencies realized from increased sales.

    Interest and investment income as a percent of sales increased to 0.2% in fiscal 1997 from 0.1% in fiscal 1996 due to a full year of investment income earned in fiscal 1997 from the proceeds of the issuance of $1.1 billion of our 3 1/4% Convertible Subordinated Notes (the "3 1/4% Notes") in October 1996. See "--Liquidity and Capital Resources." Interest expense as a percent of sales was 0.2% in fiscal 1997 compared to 0% in fiscal 1996. The increase from the prior year was primarily attributable to a full year of interest expense on the 3 1/4% Notes in fiscal 1997, compared to a partial year of interest expense on the 3 1/4% Notes and lower levels of long-term debt prior to issuance of the 3 1/4% Notes in fiscal 1996.

    Our combined federal and state effective income tax rate was 38.9% for both fiscal 1997 and 1996.

    Net earnings as a percent of sales were 4.8% for both fiscal 1997 and 1996, reflecting a higher gross profit percentage and lower selling and store operating expenses as a percent of sales, offset by the non-recurring charge recorded during fiscal 1997, as described above.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flow generated from store operations provides Home Depot with a significant source of liquidity. Additionally, a significant portion of our inventory is financed under vendor credit terms.

    During the first six months of fiscal 1999, we opened 86 stores, relocated five stores and temporarily closed one store, which will be reopened on the same site during the third quarter of fiscal 1999. During the remainder of fiscal 1999, we plan to open approximately 83 new stores and relocate one store, for a unit growth rate of approximately 22% for the year. It is currently anticipated that approximately 81% of these locations will be owned, and the remainder will be leased. We also plan to open approximately 200 stores, including relocations, in fiscal 2000.

    During the last three fiscal years, we entered into two operating lease agreements totaling $882 million for the purpose of financing construction costs of certain new stores. Under the operating lease agreements, the lessor purchases the properties, pays for the construction costs and subsequently leases the facilities to the Company. The leases provide for substantial residual value guarantees and include purchase options at original substantial residual value guarantees and include purchase options at original cost on each property. We financed a portion of our new stores in fiscal 1997, 1998 and 1999 under the operating lease agreements and anticipate utilizing these facilities to finance selected new stores during the remainder of fiscal 1999 and 2000 and an office building in fiscal 1999. In addition, some planned locations for fiscal 1999 will be leased individually, and it is expected that many locations may be obtained through the acquisition of land parcels and construction or purchase of buildings.

    The cost of new stores to be constructed and owned by Home Depot varies widely, principally due to land costs, and is currently estimated to average approximately $13.0 million per location. The cost to remodel and/or fixture stores to be leased is expected to average approximately $3.9 million per store. In addition, each new store will require approximately $3.1 million to finance inventories, net of vendor financing.

    During fiscal 1996, we issued, through a public offering, $1.1 billion of 3 1/4% Convertible Subordinated Notes due October 1, 2001. The 3 1/4% Notes were issued at par and are convertible into shares of Home Depot's common stock at any time prior to maturity, unless previously redeemed by us, at a conversion price of $23.0417 per share, subject to adjustment under certain conditions. We used the net proceeds from the offering to repay outstanding commercial paper obligations, to finance a portion of our capital expenditure program, including store expansions and renovations, and for general corporate purposes. We have elected to redeem the 3 1/4% Notes on November 1, 1999, at a redemption price of 100.813% of the principal amount.

    We have a commercial paper program that allows borrowings up to a maximum of $800 million. As of August 1, 1999, there were no borrowings outstanding under the program. In connection with the program, we have a back-up credit facility with a consortium of banks for up to $800 million. The credit facility, which was refinanced in September 1999 and expires in September 2004, contains various restrictive covenants, none of which is expected to impact our liquidity or capital resources.

    As of August 1, 1999, we had $520 million in cash and cash equivalents and short-term investments, as well as $15 million in long-term investments. Management believes that our current cash position, the proceeds from short-term and long-term investments, internally generated funds, funds available from its $800 million commercial paper program, funds available from the $882 million operating lease agreement, proceeds from this offering and/or the ability to obtain alternate sources of financing should enable Home Depot to complete its capital expenditure programs, including store openings and renovations, through the next several fiscal years.

YEAR 2000

    We are currently addressing a universal situation commonly referred to as the "Year 2000 Problem." The Year 2000 Problem relates to the inability of certain computer software programs to properly recognize and process date-sensitive information relative to the year 2000 and beyond. During fiscal 1997, we developed a plan to devote the resources necessary to identify and modify internal systems impacted by the Year 2000 Problem, or implement new systems to become year 2000 compliant in a timely manner. This compliance plan consists of four major areas of focus: systems, desktops, facilities and supplier management. The total cost of executing this plan is estimated at $13 million, and as of August 1, 1999, we had expended approximately $10.1 million to effect the plan.

    As of August 1, 1999, we had completed the systems portion of the compliance plan. In implementing the systems portion of the plan, we completed an inventory of all software programs operating on our systems, identified year 2000 problems, created an appropriate testing environment, completed testing and installed year 2000 compliant software in the production environment. All desktop applications critical to Home Depot's overall business have been inventoried and evaluated under the method described above, and as of January 31, 1999, this process was complete. The compliance plan for desktop infrastructure was complete at the end of the second quarter of fiscal 1999.

    Substantially all critical facilities systems, including, but not limited to, security systems, energy management, material handling, copiers and faxes, have been inventoried and are being tested. As of August 1, 1999, this process was approximately 94% complete. We anticipate completing the facilities systems portion of our compliance plan early during the fourth quarter of fiscal 1999.

    We are assessing the year 2000 compliance status of our suppliers, many of which participate in electronic data interchange ("EDI") or similar programs with Home Depot. We will conduct substantial testing with EDI merchandise suppliers and transportation carriers. With respect to merchandise suppliers participating in EDI programs with Home Depot, we are conducting point-to-point testing of these EDI systems for year 2000 compliance. We currently anticipate that we will have completed testing suppliers and carriers representing approximately 65% of our EDI volume by the end of October 1999.

    The risks to Home Depot involved with not solving the Year 2000 Problem include, but are not limited to, the following: loss of local or regional electrical power, loss of telecommunication services, delays or cancellations of merchandise shipments, manufacturing shutdowns, delays in processing customer transactions, bank errors and computer errors by suppliers. Because our year 2000 compliance is dependent upon certain third parties (including infrastructure providers) also being year 2000 compliant on a timely basis, there can be no assurance that our efforts will prevent a material adverse impact on our results of operations, financial condition or business.

    We are modifying our existing disaster recovery plans to include year 2000 contingency planning. Also, we are identifying critical activities that would normally be conducted during the first two weeks of January 2000, which may be completed instead in December 1999. We expect our year 2000 contingency planning to be substantially complete by the end of September 1999 and to test, modify and test implementation of the contingency plans throughout the remainder of 1999.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    Certain statements we make in this prospectus, and other written and oral statements made by us or our subsidiaries with the approval of an authorized executive officer of Home Depot, may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to:

    - unanticipated weather conditions;

    - stability of costs and availability of sourcing channels;

    - our ability to attract, train and retain highly-qualified associates;

    - conditions affecting the availability, acquisition, development and ownership of real estate;

    - year 2000 problems;

    - the impact of competition; and

    - regulatory and litigation matters.

    Caution should be taken not to place undue reliance on forward-looking statements, since the statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed above and other factors you may wish to consider are set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 1999, and other reports we file from time to time with the SEC. See "Where You Can Find More Information."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We sold the old notes on September 27, 1999 to Credit Suisse First Boston Corporation and Invemed Associates LLC pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

    - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

    - persons in offshore transactions in reliance on Regulation S under the Securities Act.

    As a condition to the initial sale of the old notes, Home Depot and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to:

    - file with the SEC by December 26, 1999 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

    - use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before March 25, 2000.

    We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

    The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the "Depositary" or "DTC") who desires to deliver such old note, by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

    Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that

    - the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

    - holders of the new notes will not be entitled to any of the registration rights and related liquidated damages of holders of old notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

    The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

    As of the date of this prospectus, $500 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have
fixed the close of business on             as the record date for the exchange
offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

    In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the related SEC rules and regulations.

    For all relevant purposes we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

    If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The "expiration date" is 5:00 p.m., New York City time on             ,
unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

    In order to extend the exchange offer, we will

    - notify the exchange agent of any extension by oral or written notice and

    - issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right

    - to delay accepting any old notes;

    - to extend the exchange offer;

    - to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in "--Conditions of the Exchange Offer" by giving oral or written notice to the exchange agent; or

    - to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

    Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment.

    If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

    We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The new notes will accrue cash interest on the same terms as the old notes at the rate of 6 1/2% per year from September 27, 1999, payable semi-annually in arrears on September 15 and March 15 of each year, commencing March 15, 2000. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from September 27, 1999.

RESALE OF THE NEW NOTES

    We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the three representations set forth above under "Prospectus Summary--Summary of the Terms of the Exchange Offer--Procedures for
participating in the exchange offer" on page       . However, if you intend to
participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of Home Depot as defined under Rule 405 of the Securities Act. You will be required to represent to Home Depot in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

    Our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of the SEC's in no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

    A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 135 days after the registration statement relating to this exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

PROCEDURES FOR TENDERING

    If you wish to surrender old notes you must

    - complete, sign and date the letter of transmittal, or a facsimile thereof,

    - have the signatures guaranteed if required by the letter of transmittal and

    - mail or deliver the letter of transmittal or the facsimile to the exchange agent at the address appearing below under "--Exchange Agent" for receipt prior to the expiration date.

    In addition, either

    - certificates for such old notes must be received by the exchange agent along with the letter of transmittal,

    - a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

    - you must comply with the procedures described below under "--Guaranteed Delivery Procedures."

    THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

    If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the new notes in accordance with the terms and conditions in this offer.

    If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

    Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

    If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

    In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

    We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

    Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

    We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

    By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things,

    - you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

    - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

    - you are acquiring the new notes in the ordinary course of your business;

    - you have no arrangement or understanding with any person to participate in the distribution of the new notes;

    - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the SEC's staff in their no-action letters;

    - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by
      Item 507 or Item 508 of Regulation S-K of the SEC; and

    - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Home Depot.

    If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

RETURN OF OLD NOTES

    If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense to (a) the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you have to transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under "--Exchange Agent" for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if

    - the surrender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

    - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

    The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

    To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must

    - specify the name of the person having deposited the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered.

    All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

    - any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgement, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

    - any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or a change that would materially impair the contemplated benefits to us of the exchange offer; or

    - a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgement, might materially impair our ability to proceed with the exchange offer.

If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

    - refuse to accept any old notes and return all surrendered old note to the surrendering holders;

    - extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes; or

    - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

EXCHANGE AGENT

    The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

    BY REGISTERED OR CERTIFIED MAIL:
    The Bank of New York
    101 Barclay Street, 7 E
    New York, New York 10286
    Attention: [  ]
    Reorganization Section

    TO CONFIRM BY TELEPHONE:
    (212) 815- [  ]
    FACSIMILE TRANSMISSIONS (ELIGIBLE INSTITUTIONS ONLY):
    (212) 815-6339
    BY HAND OR OVERNIGHT DELIVERY
    The Bank of New York
    101 Barclay Street
    Corporate Trust Services Window
    Ground Level
    New York, New York 10286
    Attention: [  ]
    Reorganization Section

    The Bank of New York also serves as trustee under the indenture.

FEES AND EXPENSES

    We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

    We have not retained a dealer-manager for the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

    We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

    Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except

    - to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

    - in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

    - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

    - pursuant to an effective registration statement under the Securities Act;
      or

    - pursuant to another available exemption from the registration requirements of the Securities Act, and in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

                          DESCRIPTION OF THE NEW NOTES

    The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights and related liquidated damages provisions applicable to the old notes do not apply to the new notes.

    The old notes were, and the new notes will be, issued under an Indenture, dated as of September 27, 1999, between Home Depot and The Bank of New York, as Trustee. The following discussion includes a summary description of certain material terms of the Indenture and the Registration Rights Agreement, dated as of September 27, 1999, between Home Depot and the initial purchasers. Because this is a summary, it does not include all of the information that is included in the Indenture or the Registration Rights Agreement, including the definitions of certain terms used below. You should read the Indenture and the Registration Rights Agreement carefully and in their entirety. You may request copies of these documents from Home Depot, as described under "Where You Can Find More Information."

GENERAL

    The notes are senior unsecured obligations of Home Depot. The notes will be limited to $500,000,000 aggregate principal amount. The notes will mature on September 15, 2004. The notes will bear interest at 6 1/2% per annum from September 27, 1999. Home Depot will pay interest semiannually on September 15 and March 15 of each year commencing March 15, 2000, to the person in whose name such notes (or any predecessor note) is registered at the close of business on the September 1 or March 1, respectively, preceding such interest payment date. Interest on the notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

    Principal of and premium, if any, and interest on the notes are payable, and the notes are exchangeable and transfers thereof are registrable, at an office or agency of Home Depot, one of which is maintained for such purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture.

    Home Depot does not intend to list the notes on a national securities exchange.

    The Indenture does not contain any provisions that would limit the ability of Home Depot to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Indenture does:

    - provide that, subject to certain exceptions described under "--Certain Covenants--Limitations on Liens," neither Home Depot nor any Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the Notes are secured equally and ratably with such other indebtedness thereby secured; and

    - contain certain limitations on the ability of Home Depot and its Subsidiaries to enter into certain sale and leaseback arrangements.

    In addition, the Indenture does not contain any provisions that would require Home Depot to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving Home Depot that may adversely affect its creditworthiness. See "--Certain Covenants."

REDEMPTION

    Home Depot, at its option, may at any time redeem all or any portion of notes on not less than 30 nor more than 60 days' prior notice mailed to the holders of the notes to be redeemed. The notes are redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of
(1) 100% of the Principal Amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Home Depot.

    "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Notes" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

    "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by Home Depot, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Home Depot is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

    On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, Home Depot is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If Home Depot is redeeming less than all the notes, the Trustee must select the notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

BOOK-ENTRY SYSTEM

    Home Depot will initially issue the new notes in the form of one or more global securities (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Notes directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

    The Depository has advised Home Depot that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold the securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Home Depot expects that pursuant to procedures established by the Depository, upon the deposit of the Global Notes with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Notes to the accounts of participants. Ownership of beneficial interest in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer or pledge beneficial interests in the Global Notes.

    So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Notes for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Notes, you will not be entitled to have the Notes represented by the Global Notes registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes represented by the Global Notes. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depository and, if such person is not a participant in the book-entry registration and transfer system of the Depository, on the procedures of the participant through which such person owns its interest, to exercise any rights of an owner or holder of the Notes under the Indenture.

    Home Depot understands that, under existing industry practice, if an owner of a beneficial interest in Global Notes desires to give any notice or take any action that the Depository, as the owner or holder of the Global Notes, is entitled to give or take, the Depository would authorize the participants to give such notice or take such action and the participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Home Depot will make payments of principal of, premium, if any, and interest on notes represented by the Global Notes registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

    Home Depot expects that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. Home Depot also expects that payments by participants or indirect participants to owners of beneficial interests in the Global Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. None of Home Depot, the Trustee, the registrar or any paying agent for the Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in Global Notes for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants and the owners of beneficial interests in the Global Notes owning through such participants.

    Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of Home Depot, the Trustee, the registrar or any paying agent for the Notes will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    The new notes represented by the Global Notes are exchangeable for certificated new notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

       (1) the Depository notifies Home Depot that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by Home Depot, in either case, within 90 days;

       (2) Home Depot in its discretion at any time determines not to have all of the Notes represented by the Global Notes; or

       (3) an Event of Default has occurred and is continuing.

    Any new note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations of $1,000 and integral multiples thereof and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee.

    None of Home Depot, the Trustee, the registrar or any paying agent for the notes will be liable for any delay by the Depository or any participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and will be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

PAYMENT

    The Indenture will require Home Depot to make payments in respect of notes (including principal, premium, if any, and interest) at the office or agency of Home Depot maintained for that purpose or, at Home Depot's option, by mailing a check to such holder's registered address.

CERTAIN COVENANTS

    LIMITATIONS ON LIENS. The Indenture provides that the Company may not, nor may it permit any Subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("indebtedness") which are secured by any mortgage, security interest, pledge or lien ("mortgage") of or upon any Principal Property, or of or upon any shares of capital stock or evidences of indebtedness of any Subsidiary that owns any Principal Property, whether such Principal Property, shares of capital stock or evidences of indebtedness were owned at the date of the Indenture or thereafter acquired, without effectively providing that the Principal Amount of the notes from time to time outstanding shall be secured equally and ratably with (or at the option of the Company, prior to) such mortgage, except that this restriction does not apply to:

       (1) mortgages existing on the date of the Indenture;

       (2) mortgages on any property existing at the time of its acquisition;

       (3) mortgages on property, shares of capital stock or evidences of indebtedness of a corporation existing at the time such corporation is merged into or consolidated with, or disposes of substantially all its properties (or those of a division) to, the Company or a Subsidiary;

       (4) mortgages on property, shares of capital stock or evidences of indebtedness of any corporation existing at the time such corporation first becomes a Subsidiary;

       (5) mortgages securing indebtedness of a Subsidiary to the Company or to another Subsidiary;

       (6) mortgages to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property if the commitment to extend the credit secured by any such mortgage is obtained within 60 months after the later of the completion or the placing in operation of the acquired, constructed, developed or substantially repaired, altered or improved property;

       (7) mortgages securing current liabilities;

       (8) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (1) through (7), provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (7), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

       (9) mortgages in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

       (10) mortgages arising out of a final judgment for the payment of money aggregating not in excess of $10,000,000 or mortgages related to any legal proceeding being contested in good faith by appropriate proceedings, provided that the enforcement of any mortgage has been stayed; or

       (11) mortgages for taxes or other governmental charges either not yet delinquent or the nonpayment of which is being contested in good faith by appropriate proceedings; mortgages comprising landlord's liens or liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other mortgages incurred or created in the ordinary course of business not arising in connection with indebtedness that do not materially impair the use or value of the assets of the Company and its Subsidiaries, taken as a whole.

    The Company or any Subsidiary may, however, issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restriction in an aggregate amount which, together with all other such indebtedness outstanding and all Attributable Debt outstanding under the provisions described in the last sentence under "--Limitations on Sale and Lease-Back Transactions" below does not at the time exceed the greater of 10.0% of all Consolidated Net Tangible Assets or 15.0% of Consolidated Capitalization.

    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that neither the Company nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property (except for transactions involving leases for a term, including renewals, of not more than 48 months and except for transactions between the Company and a Subsidiary or between Subsidiaries). This restriction does not apply if either

       (1) the Company or such Subsidiary would be entitled pursuant to the provisions described in the first sentence under "--Limitations on Liens" above to issue, assume or guarantee evidences of indebtedness secured by a mortgage on such Principal Property in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without being required under the provisions described under "--Limitation on Liens" to equally and ratably secure the Notes from time to time outstanding; or

       (2) the Company applies within one year an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Principal Property so leased (a) to the retirement of the Notes or other Senior Funded Indebtedness of the Company or a Subsidiary, subject to reduction as set forth in the Indenture in respect of the Notes and other Senior Funded Indebtedness retired during such one-year period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity or (b) to the purchase of a Principal Property or Principal Properties (other than the Principal Property involved in such sale or transfer).

    The Company or any Subsidiary may, however, enter into a Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restriction so as to create an aggregate amount of Attributable Debt which, together with all other such Attributable Debt outstanding and all indebtedness outstanding under the provisions described in the last sentence under "--Limitations on Liens" above, does not exceed 15.0% of Consolidated Capitalization.

    WAIVER OF COVENANTS. The Indenture provides that Holders of a majority in Principal Amount of the outstanding notes may waive compliance with certain covenants or conditions set forth in the Indenture.

    CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY. The Indenture provides that the Company may not consolidate with or merge into any other Person or sell its assets substantially as an entirety, unless:

       (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires its assets is a Person organized in the United States and expressly assumes the due and punctual payment of the principal of and interest on the notes and the performance of every covenant of the Indenture on the part of the Company; and

       (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

    Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made will succeed to, and be substituted for, the Company under the Indenture, and the predecessor corporation shall be released from all obligations and covenants under the Indenture and the notes.

    The Indenture does not restrict, or require the Company to redeem or permit Holders to cause a redemption of notes in the event of:

       (1) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or the successor or combined entity;

       (2) a change in control of the Company; or

       (3) a highly leveraged transaction involving the Company whether or not involving a change in control.

    Accordingly, the holders of the notes would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the notes. The existing protective covenants applicable to the notes would continue to apply to the Company in the event of a leveraged buyout initiated or supported by the Company, the management of the Company, or an affiliate of the Company or its management, but may not prevent such a transaction from taking place.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that if an Event of Default shall have occurred and be continuing, then either the Trustee or the Holders of not less than 25% in outstanding Principal Amount of the notes within ten days after notice to the Company may declare to be due and payable immediately the Principal Amount of the notes, together with interest, if any, accrued thereon.

    Under the Indenture, an Event of Default with respect to the notes is any one of the following events:

       (1) default for 30 days in payment of any interest due with respect to any note;

       (2) default in payment of principal of or premium, if any, on any note;

       (3) default for 90 days after written notice to the Company by the Trustee or by Holders of not less than 25% in Principal Amount of the notes then outstanding in the performance of any covenant or other agreement in the Indenture or the notes for the benefit of the notes;

       (4) indebtedness for borrowed money of the Company or any Subsidiary is accelerated by the holders thereof because of a default and the total amount of such indebtedness accelerated exceeds $50,000,000, and such indebtedness is not discharged or such acceleration is not cured, waived, annulled or rescinded within ten days after notice to the Company by the Trustee or by Holders of not less than 25% in Principal Amount of the notes then outstanding; and

       (5) certain events of bankruptcy, insolvency and reorganization.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the notes, give to the Holders notice of such default known to it, unless cured or waived; provided that, except in the case of default in the payment of principal, premium, if any, or interest, if any, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders. The term "default" for the purpose of this provision means any event which is, or after notice or lapse of time, or both, would become, an Event of Default.

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in outstanding Principal Amount of the notes may, subject to certain exceptions, on behalf of the Holders direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists.

    In certain cases, the Holders of a majority in outstanding Principal Amount of the notes may on behalf of the Holders rescind a declaration of acceleration or waive any past default or Event of Default, except a default not theretofore cured in payment of the principal, premium, if any, of or interest, if any, on the notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note.

    No Holder of a note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

       (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

       (2) the Holders of at least 25% in aggregate Principal Amount of the outstanding notes have also made such a written request;

       (3) such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee;

       (4) the Trustee has not received from the Holders of a majority in outstanding Principal Amount of the notes a direction inconsistent with such request; and

       (5) the Trustee has failed to institute such proceeding within 90 calendar days of such notice.

    However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of and interest on such notes on or after the respective due dates expressed in such notes.

MODIFICATION AND WAIVER

    Except as described below, modifications and amendments of the Indenture may be made by Home Depot and the Trustee with the consent of the Holders of a majority in outstanding Principal Amount of the notes. However, no such modification or amendment may, without the consent of the Holder of each note:

    - change the stated maturity of, or time for payment of interest on, the notes;

    - reduce the Principal Amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, the notes;

    - change the place or currency of payment of principal of, or premium, if any, or interest on, the notes;

    - impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity or prepayment date thereof; or

    - reduce the percentage in principal amount of the notes, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of a majority in outstanding Principal Amount of the notes may on behalf of the holders of all notes waive compliance by Home Depot with certain covenants or conditions set forth in the Indenture. The holders of not less than a majority in outstanding Principal Amount of the notes may on behalf of the holders of all notes waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, the notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each note.

DEFEASANCE

    The Company will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on notes), upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium, if any, and interest, if any, in respect of the notes on the stated maturity date of such principal or installment of principal, premium, if any, or interest. Also, the establishment of such a trust will be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the Holders.

    The Company may also omit to comply with the restrictive covenants described under "--Certain Covenants--Limitation on Liens" and "--Certain Covenants--Limitations on Sale and Lease-Back Transactions" above (together with certain other covenants set forth in the Indenture) and any such omission shall not be an Event of Default with respect to the notes, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium, if any, and interest in respect of the notes on the stated maturity date of such principal or installment of principal, premium, if any, or interest. The obligations of the Company under the Indenture and the notes other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the Holders.

    In the event the Company exercises its option to omit compliance with certain covenants as described in the preceding paragraph with respect to the notes and such notes are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in such notes.

SATISFACTION AND DISCHARGE

    Home Depot, at its option, may satisfy and discharge the Indenture (except for specified obligations of Home Depot and the Trustee, including, among others, the obligations to apply money held in trust) when:

       (1) either (a) all notes previously authenticated and delivered under the Indenture have been delivered to the Trustee for cancellation or
           (b) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and Home Depot has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such notes;

       (2) Home Depot has paid or caused to be paid all other sums payable under the Indenture by Home Depot; and

       (3) Home Depot has delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

INFORMATION

    Home Depot will file with the Trustee and the SEC, and transmit to holders of the notes, such information, documents and other reports, and summaries thereof, as may be required by the Trust Indenture Act of 1939 at the time and in the manner provided by the Trust Indenture Act. However, any such information, documents or reports required to be filed with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 calendar days after the information, document or report is required to be filed with the SEC.

    In addition, Home Depot has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders of such notes and to securities analysts and prospective purchasers of such notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such request should be directed to Home Depot at the address referred to under "Where You Can Find More Information."

    Home Depot will be required to file with the Trustee annually, within four months of the end of each fiscal year of Home Depot, a certificate as to the compliance with all conditions and covenants of the Indenture.

GOVERNING LAW

    The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

EXCHANGE OFFER; REGISTRATION RIGHTS

    In connection with the sale of the old notes by Home Depot to the initial purchasers of the old notes, Home Depot and the initial purchasers entered into a registration rights agreement.

    In the registration rights agreement, Home Depot agreed to:

    - file with the SEC no later than December 26, 1999 a registration statement relating to an offer to exchange the new notes for old notes;

    - use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC no later than March 25, 2000;

    - offer to exchange the new notes for old notes promptly after the effectiveness of the registration statement; and

    - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

    The registration rights agreement also requires Home Depot to take additional action in the following circumstances:

    - if Home Depot is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

    - if any of the initial purchasers of the old notes directly from Home Depot so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer;

    - if any holder of Transfer Restricted Securities (as defined below) is not eligible to participate in the exchange offer or, in the case of any holder (other than a broker-dealer) that participates in the exchange offer, such holder does not receive freely tradeable new notes; or

    - if the exchange offer is not consummated by May 4, 2000.

    If these circumstances, Home Depot would be required to:

    - file with the SEC as promptly as practicable, a shelf registration statement relating to resales of the affected original securities or exchange securities, as the case may be;

    - use its commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

    - use its commercially reasonable efforts to keep the shelf registration statement effective (with certain exceptions) until the earlier of
      (1) two years from the effective date and (2) the date on which all securities registered thereunder cease to be Transfer Restricted Securities.

    Home Depot will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods ("Suspension Periods") in specified circumstances, including circumstances relating to the pending corporate developments.

    "Transfer Restricted Securities" means each note until the earliest to occur of:

    - the date on which the note has been exchanged by a person other than a broker-dealer for a freely tradeable new note in the exchange offer;

    - following the exchange by a broker-dealer n the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of sale a copy of this prospectus;

    - the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

    - the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

    Home Depot has agreed to pay additional interest on the old notes if any of the following events (each of which constitutes a "registration default") occurs:

        (1) if, at the close of business on December 26, 1999, neither the registration statement nor the shelf registration statement has been filed with the SEC;

        (2) at the close of business on May 4, 2000, the exchange offer has not been consummated and, if required to be filed in lieu of the exchange offer, the shelf registration statement is not declared effective by the SEC; or

        (3) after either the registration statement or the shelf registration statement is declared effective, (a) such registration statement ceases to be effective or (b) such registration statement or the related prospectus ceases to be usable (excluding any Suspension Periods) in connection with resales of Transfer Restricted Securities during the applicable periods specified in the registration rights agreement because either:

    - any event occurs as a result of which the related prospectus forming part of such registration statement would include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading; or

    - it is necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder.

    Additional interest will accrue on the affected old notes over and above the interest set forth in the title of the old notes from and including the date on which any registration default occurs to but excluding the date on which all such registration defaults have been cured, at a rate of 0.50% per annum (regardless of number of registration defaults).

    Any holders (other than the initial purchasers) of old notes who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold Transfer Restricted Securities and will have no further rights to exchange their old notes or have such old notes registered under the registration rights agreement.

REGARDING THE TRUSTEE

    The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Home Depot within three months of, or subsequent to, a default by Home Depot to make payment in full of principal of or interest on any debt securities issued pursuant to the Indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of Home Depot will not be limited if the creditor relationship arises from, among other things:

    - the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

    - certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

    - disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

    - indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

    - the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

    The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which Home Depot may be a party from time to time or from engaging in other transactions with Home Depot. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to the Indenture are in default, it must eliminate such conflict or resign.

CERTAIN DEFINED TERMS

    Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture. In addition, for purposes of the Indenture the following definitions apply:

    "Attributable Debt" in respect of any Sale and Lease-Back Transaction means, as of the time of determination, the lesser of (1) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the rate of interest implicit in such transaction compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other terms which do not constitute payments or property rights) during the remaining portion of the base term of the lease included in such transaction.

    "Consolidated Capitalization" means the total of all of the assets appearing on the most recent consolidated balance sheet of the Company and its Subsidiaries, less (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of determination, and
(2) deferred income taxes.

    "Consolidated Net Tangible Assets" means the total of all of the assets appearing on the most recent consolidated balance sheet of the Company and its Subsidiaries (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP), after deducting therefrom (1) all current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of determination, and
(2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles.

    "Funded Indebtedness" of a corporation means the principal of
(1) indebtedness for money borrowed or evidenced by an instrument given in connection with an acquisition which is not payable on demand and which matures, or which such corporation has the right to renew or extend to a date, more than one year after the date of determination, (2) any indebtedness of others of the kinds described in the preceding clause (1) for the payment of which such corporation is responsible or liable as a guarantor or otherwise, and
(3) amendments, renewals and refundings of any such indebtedness. For the purposes of the definition of "Funded Indebtedness," the term "principal" when used at any date with respect to any indebtedness means the amount of principal of such indebtedness that could be declared due and payable on that date pursuant to the terms of such indebtedness.

    "Person" means any individual, partnership, corporation, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

    "Principal Amount" means, when used with respect to any note, the amount of principal thereof that could then be declared due and payable as a result of an Event of Default with respect to such Note.

    "Principal Property" means all real property and tangible personal property owned by the Company or a Subsidiary constituting a part of any store, warehouse or distribution center located within the United States, exclusive of motor vehicles, mobile materials-handling equipment and other rolling stock, cash registers and other point of sale recording devices and related equipment, and data processing and other office equipment; provided, however, that such term shall not include any such property constituting a part of any such store, warehouse or distribution center unless the net book value of all real property (including leasehold improvements) and tangible personal property constituting a part of such store, warehouse or distribution center exceeds 0.25% of Consolidated Capitalization.

    "Sale and Lease-Back Transaction" of the Company or any Subsidiary means any arrangement whereby:

       (1) property has been or is to be sold or transferred by the Company or any Subsidiary to any Person with the intention on the part of the Company or any Subsidiary of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life of such property;

       (2) such property is in fact so leased by the Company or any Subsidiary; and

       (3) the commitment by or on behalf of the purchaser or transferee is obtained more than twelve months after the later of (a) the completion of the acquisition, substantial repair or alteration, construction, development or substantial improvement of such property or (b) the placing in operation of such property or of such property as so substantially repaired or altered, constructed, developed or substantially improved.

    "Senior Funded Indebtedness" of the Company means any Funded Indebtedness of the Company unless in any instruments evidencing or securing such Funded Indebtedness it is provided that such Funded Indebtedness is subordinate in right of payment to the Notes to the extent provided in the Indenture. "Senior Funded Indebtedness" of a Subsidiary means any Funded Indebtedness of such Subsidiary and the aggregate preference on involuntary liquidation of any class of stock of such Subsidiary ranking, either as to payment of dividends or distribution of assets, prior to any other class of stock of such Subsidiary.

    "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, proposed Treasury regulations, judicial authority and administrative rulings and practice. There can be no complete assurance that the Internal Revenue Service will agree with the conclusions stated herein, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes.
Accordingly:

    - holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer;

    - the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor; and

    - the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

                              PLAN OF DISTRIBUTION

    We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resales of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 135 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the new notes will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

    The consolidated financial statements of The Home Depot, Inc. and subsidiaries as of January 31, 1999 and February 1, 1998 and for each of the years in the three-year period ended January 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [HOME DEPOT LOGO]

                              THE HOME DEPOT, INC.
                               OFFER TO EXCHANGE
                   6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                        FOR ALL OUTSTANDING UNREGISTERED
                   6 1/2% SENIOR NOTES DUE SEPTEMBER 15, 2004

                               ------------------

                                   PROSPECTUS

                               ------------------

                                          , 1999

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOME DEPOT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOME DEPOT SINCE SUCH DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [This page intentionally left blank]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article IV, Section 4, of the Registrant's Restated By-Laws provide that to the fullest extent permitted by Delaware law, each former, present or future, director, officer, employee or agent of the Registrant, and each person who may serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Registrant in all events.

    Article NINTH of the Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    Section 145 of the General Corporation Law of the State of Delaware sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

    In addition, the Registrant maintains officers' and directors' liability insurance for the benefit of its officers and directors.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

   EXHIBIT
     NO.       DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------
        1.1    Purchase Agreement dated September 21, 1999 between The Home Depot, Inc., Credit Suisse First Boston
               Corporation and Invemed Associates LLC.

        4.1    Indenture, dated as of September 27, 1999, between The Home Depot, Inc. and The Bank of New York, as
               Trustee.

        4.2    Registration Rights Agreement dated as of September 21, 1999 between The Home Depot, Inc., Credit
               Suisse First Boston Corporation and Invemed Associates LLC.

        4.3    Form of 6 1/2% Senior Note Due September 15, 2004 (included in Exhibit 4.1)

        5.1    Opinion of King & Spalding.

       12.1    Statement re: Computation of Ratios.

       23.1    Consent of King & Spalding (included in Exhibit 5.1).

       23.2    Consent of KPMG LLP, Independent Certified Public Accountants.

       24.1    Powers of Attorney.

       25.1    Statement of Eligibility of Trustee on Form T-1.

       99.1    Form of Letter of Transmittal for 6 1/2% Senior Notes Due September 15, 2004.

       99.2    Form of Notice of Guaranteed Delivery for 6 1/2% Senior Notes Due September 15, 2004.

       99.3    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   EXHIBIT
     NO.       DESCRIPTION
  ---------    -------------------------------------------------------------------------------------------------------
       99.4    Form of Letter to Clients.

       99.5    Form of Letter to Nominees.

    (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 29, 1999.

                                                       THE HOME DEPOT, INC.

                                                       By:             /s/ ARTHUR M. BLANK
                                                            -----------------------------------------
                                                                         Arthur M. Blank
                                                                         President & CEO

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of the 29th day of October, 1999.

                     SIGNATURES                                            TITLE
                     ----------                                            -----
                 /s/ BERNARD MARCUS
     -------------------------------------------                   Chairman of the Board
                   Bernard Marcus

                 /s/ ARTHUR M. BLANK
     -------------------------------------------           President and CEO (Principal Executive
                   Arthur M. Blank                                         Officer)

                 /s/ RONALD M. BRILL
     -------------------------------------------       Executive Vice President--Chief Administrative
                   Ronald M. Brill                                   Officer and Director

                          *
     -------------------------------------------                          Director
                    Frank Borman

                  /s/ DENNIS CAREY
     -------------------------------------------         Executive Vice President--Chief Financial
                    Dennis Carey                            Officer (Principal Financial Officer)

                          *
     -------------------------------------------                          Director
                  John L. Clendenin

                          *
     -------------------------------------------                          Director
                    Berry R. Cox

                     SIGNATURES                                            TITLE
                     ----------                                            -----
                          *
     -------------------------------------------                          Director
                  William S. Davila

                          *
     -------------------------------------------                          Director
                Milledge A. Hart, III

                          *
     -------------------------------------------                          Director
                   Bonnie G. Hill

                          *
     -------------------------------------------                          Director
                 Kenneth G. Langone

                          *
     -------------------------------------------             Senior Vice President and Director
                   M. Faye Wilson

------------------------

* The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

BY:                   /s/ ARTHUR M. BLANK
            --------------------------------------
                        Arthur M. Blank
                       Attorney-in-fact

                                 EXHIBIT INDEX

   EXHIBIT
     NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------

        1.1    Purchase Agreement dated September 21, 1999 between The Home Depot, Inc., Credit Suisse First Boston
               Corporation and Invemed Associates LLC.

        4.1    Indenture, dated as of September 27, 1999, between The Home Depot, Inc. and The Bank of New York, as
               Trustee.

        4.2    Registration Rights Agreement dated as of September 21, 1999 between The Home Depot, Inc., Credit
               Suisse First Boston Corporation and Invemed Associates LLC.

        4.3    Form of 6 1/2% Senior Note Due September 15, 2004 (included in Exhibit 4.1)

        5.1    Opinion of King & Spalding.

       12.1    Statement re: Computation of Ratios.

       23.1    Consent of King & Spalding (included in Exhibit 5.1).

       23.2    Consent of KPMG LLP, Independent Certified Public Accountants.

       24.1    Powers of Attorney.

       25.1    Statement of Eligibility of Trustee on Form T-1.

       99.1    Form of Letter of Transmittal for 6 1/2% Senior Notes Due September 15, 2004.

       99.2    Form of Notice of Guaranteed Delivery for 6 1/2% Senior Notes Due September 15, 2004.

       99.3    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

       99.4    Form of Letter to Clients.

       99.5    Form of Letter to Nominees.